Exhibit 10.19

Parasol Therapeutics, Inc.

c/o Polaris Venture Partners

1000 Winter Street, Suite 3350

Waltham, MA 02451

September 26, 2008

Zachary Shriver, PhD

Dear Zach:

It is with great pleasure that I offer you regular full-time employment with Parasol Therapeutics, Inc. (“Parasol” or “the Company”). Your position will be Vice President, Research initially reporting directly to Parasol’s Chief Executive Officer. In addition to performing duties and responsibilities associated with the position above, from time-to-time the Company may assign you other duties and responsibilities consistent with such position. Your effective date of employment will be on Wednesday, October 1, 2008. We understand that during the period beginning on October 1, 2008 and ending on or about December 31, 2008 (the “Transition Period”) you will have some continuing obligations to your current employer.

Commencing on January 1, 2009, you shall be paid on a semi-monthly basis at an annual base rate of $220,000 to be paid in accordance with the Company’s standard payroll practices. You will also be eligible for a discretionary performance-based bonus with a target of 20% of your earned annual salary. During the Transition Period, you will receive a pro rata share of your regular full-time salary. The specific details concerning your schedule, time commitment and compensation during the Transition Period will be determined by you and the Company during the course of the next two weeks.

In addition, if your current employer fails to pay you a 2008 bonus, the Company will provide you with one or more cash payments to compensate you for your loss of a 2008 bonus. You and the Company will mutually agree on the amount and timing of any such payments.

In addition to eleven (11) Company-paid holidays and up to two (2) personal days, you will receive a total of fifteen (15) days of Earned Time Off per year of full-time employment, which is earned pro rata on a semi-monthly basis.

As an incentive for you to share in the long-term growth of Parasol, it is our intention to recommend to the Parasol Board of Directors (the “Board”) that you be granted a first incentive stock option to purchase 150,000 shares of Parasol’s common stock at an exercise price equal to the fair market value (as determined by the Board) on the date of the grant. This first stock option shall vest over a four-year period, with 25% vesting twelve (12) months from your first day of employment with the Company, and an additional 2.083% vesting in equal monthly portions on the last day of the month over the following thirty-six (36) months. In addition, we will recommend to the Board that you be granted a second incentive stock option to purchase 50,000 shares of Parasol’s common stock at an exercise price equal to the fair market value (as determined by the Board) on the date of grant. This second stock option will vest based on the occurrence of the following milestone events: (a) 50% vesting upon the filing of the Company’s first IND and (b) 50% vesting at the time the Company achieves a total of $10 million in cumulative funding from strategic partnering upfront cash payments and/or non-dilutive sources; provided that in each case the milestone event occurs by September 30, 2011 and you are an employee of the Company at the time of the milestone event.

The Company is currently in the process of establishing its employee benefits package. You will be eligible to participate in the employee benefit plans which the Company will offer to its full-time employees. Descriptions of the benefit plans will be made available upon request. Please note that once established, these plans may, from time-to-time, be amended or terminated with or without prior notice. During the Transition Period and until such time as these plans have been established, the Company will reimburse you for any COBRA payments you may incur related to medical and dental insurance premiums.

Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason.

As a condition of your at-will employment, you will be required to sign the attached Invention and Non-Disclosure and Non-Competition and Non-Solicitation Agreements on or before your first day of employment. We acknowledge that during the Transition Period you will have certain obligations to your current employer. We understand, however, that you are not subject to any agreements which restrict your activities for Parasol during the Transition Period and thereafter. By accepting this offer below, you represent that you are not subject to any agreements which might restrict your conduct at the Company; and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at Parasol, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company shall be subject to immediate termination.

In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (i.e. Social Security Card, Drivers’ License, U.S. Passport). We will not be able to employ you if you fail to comply with this requirement.

Parasol maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with the Invention and Non-Disclosure and Non-Competition and Non-Solicitation Agreements, will constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral.

Please indicate your acceptance of this offer and the terms and conditions thereof by signing and returning to the Company this letter and the Invention and Non-Disclosure and Non-Competition and Non-Solicitation Agreements.

We are looking forward to you joining the Parasol team. We are confident that you will find a great deal of challenge, satisfaction, and opportunity for personal and professional growth at the Company.

Sincerely,

Parasol Therapeutics, Inc.

Name: Kevin Bitterman

Accepted by:

/s/ Kevin Bitterman

Date:	9/29/08

December 7, 2012

Zachary Shriver

21 Mount Pleasant Street

Winchester, MA 01890

Re:	Terms of Employment Agreement

Dear Zach:

I am pleased to provide you with additional terms and conditions of employment by Visterra, Inc. (the “Company” or “Visterra”). The following sets forth the terms and conditions of our employment agreement with you.

In the event that your employment were to be terminated by the Company without “Cause” or you resign your employment for “Good Reason” (as both terms are defined below), you will receive a severance benefit of six months of base salary continuation which amount will be paid in accordance with the Company’s regular payroll practices beginning on the Payment Commencement Date (defined below). In addition, in the event of a Change of Control (as defined below), the number of shares subject to your Options necessary to bring your total vesting of such Options to 350,000 shares will be automatically vested immediately prior to the closing of the Change of Control and the remaining 350,000 Shares subject to such Options will vest in equal quarterly installments over the subsequent two years as long as your employment continues, or over the remaining vesting period of the option if shorter than 2 years.

In the event of a Double Trigger Termination (as defined below), 100% of the remaining unvested portion of your Stock Option will automatically become vested as of the date of your termination. The Company’s severance and vesting-acceleration obligations will be conditioned upon your execution and delivery to the Company of a reasonable release of claims within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The term “Company” shall include the entity that survives the Change of Control. The severance benefits payable hereunder shall be subject to the terms and conditions set forth in Exhibit 1.

“Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) your breach of any material provision of any agreement between you and the Company including this agreement, as well as the Invention and Non-Disclosure Agreement, and the Non-Competition and Non-Solicitation Agreement signed by you on your first day of employment, as such may be amended from time to time.

“Good Reason” shall mean any termination of your employment by you immediately following any of the following: (i) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (ii) a material reduction by the Company of your base salary; or (iii) a Reduction in Duties (as defined below); provided, however, that no such event or condition shall constitute Good Reason unless (x) you give the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) your termination of employment occurs within one year following the Company’s receipt of such notice.

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

“Double Trigger Termination” means: either (i) a termination of your employment by the Company without Cause within 12 months after a Change of Control; or (ii) termination of your employment by you for Good Reason within 12 months after a Change of Control.

“Reduction in Duties” means: (i) prior to a Change of Control, a material reduction by the Company in your duties, authority or responsibilities, including a demotion to a position less senior than Vice President; and (ii) after a Change of Control, a material reduction by the Company in your duties and responsibilities, provided that a change in title, without a corresponding change in responsibility, shall not constitute a Reduction in Duties and, provided, further that, a change in scope of duties or responsibilities, solely as a result of the company becoming a subsidiary of another corporation (including a publicly traded corporation), will not constitute a Reduction in Duties. Moreover, for clarity, if you receive a position after a Change in Control with the company that survives the Change of Control, and such position includes responsibilities that are approximately commensurate with your responsibilities at Visterra prior to the Change of Control, then this also shall not be considered a Reduction in Duties, regardless of title.

If the terms of this offer are acceptable to you, please sign this letter in the place provided and return it to me. Your signature on the copy of this letter and your delivery of the signed copy to the Company will evidence your agreement with the terms and conditions set forth herein.

Thank you for your continued great contributions to Visterra’s success.

Sincerely,

/s/ Steven B. Brugger
Steven B. Brugger, CEO

Accepted and Agreed as of December 10, 2012

/s/ Zachary Shriver
Zachary Shriver

Exhibit 1

Payments Subject to Section 409A

1. Subject to this Exhibit 4, any severance payments that may be due under the offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

a. It is intended that each installment of the severance payments under the offer letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the offer letter.

c. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

1. Each installment of the severance payments due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the offer letter; and

2. Each installment of the severance payments due under the offer letter that is not described in this Exhibit 4, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A11(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4. All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

October 1, 2014

Zachary Shriver, PhD

21 Mount Pleasant Street

Winchester, MA 01890

Re:	Amendment to September 26, 2008 Offer Letter

Dear Zach:

As we have discussed, in recognition of your service to the Company and to provide you with additional security in the event of certain employment terminations, Visterra, Inc. (the “Company”) has agreed to amend and supplement the terms of your employment with the Company. This amendment (the “Amendment”) shall amend the terms of your September 26, 2008 offer letter with the Company (the “Offer Letter”) and shall supersede and replace your December 7, 2012 offer letter amendment. Except as explicitly set forth below, the terms and conditions of your Offer Letter shall continue in full force and effect.

Commencing as of the date on which you countersign this Amendment, you will be subject to the following additional terms and conditions of employment:

5.	Equity Acceleration Upon a Change of Control. In the event you remain employed by the Company upon a “Change of Control” (as defined below), fifty percent (50%) of any unvested stock options you may have as of such date will immediately vest and become exercisable in full.

a.	“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more investors.

6.	Termination Without Cause or for Good Reason Prior to or More Than Twelve Months Following a Change of Control. In the event the Company terminates your employment without “Cause” (as defined below) or you terminate your employment for “Good Reason” (as defined below) prior to or more than twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in paragraph 4 below, you will be eligible to receive the following severance benefits (the “Severance Benefits”): the Company will, for a period of twelve (12) months commencing on the “Payment Commencement Date” (as defined below), pay to you, as severance pay, an amount equal to your base salary rate as of your termination date (the “Severance Pay”).

a.	“Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) your breach of any material provision of any agreement between you and the Company, including any provision in the Invention and Non-Disclosure or Non-Competition and Non-Solicitation Agreements.

b.	“Good Reason” shall mean a termination of your employment by you for any of the following reasons: (i) without your written consent, a change in your principal work location to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts and to a location such that your daily commuting distance is increased (for the avoidance of doubt, travel for Company business shall not be deemed a change in principal work location); (ii) without your written consent, a material reduction of your base salary; or (iii) without your written consent, a material reduction in your duties or responsibilities. To terminate your employment for Good Reason, you must (i) provide written notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, terminate your employment for Good Reason within 30 days after the end of the cure period.

7.	Termination Without Cause or for Good Reason Within Twelve Months Following a Change of Control. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason within twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in paragraph 4 below, you will be eligible to receive the following change of control severance benefits (the “Change of Control Severance Benefits”): (a) the Company will pay to you the Severance Pay at the time and in the manner set forth in paragraph 2 above, and (b) the entire unvested portion of any stock options you may have as of your termination date will become vested and exercisable in full as of the Payment Commencement Date.

8.

Severance Agreement. As a condition of your receipt of the Severance Benefits or the Change of Control Severance Benefits, as applicable, you must execute and allow to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims against the Company and non-disparagement and cooperation obligations) (the “Severance Agreement”). Payment of the Severance Pay will begin on the first regular payday after the Severance Agreement becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the calendar year of your termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The Severance Pay shall be subject to the terms and conditions set forth in Exhibit A.

9.	Entire Agreement. This Amendment, along with the Offer Letter, constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and this Amendment supersedes your December 7, 2012 offer letter amendment, which is of no further force or effect. For the avoidance of doubt, your Invention and Non-Disclosure and Non-Competition and Non-Solicitation Agreements remain in full force and effect, and you hereby reaffirm your obligations under such agreements.

Sincerely,

/s/ Brian J. G. Pereira
By:	Brian J.G. Pereira, MD
Chief Executive Officer

The foregoing correctly sets forth the amended terms of my at-will employment with Visterra, Ins.

/s/ Zachary Shriver
Zachary Shriver, PhD

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Amendment shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the severance payments under the Amendment shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Amendment.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Amendment that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such Amendment; and

(ii) Each installment of the severance payments due under the Amendment that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1 (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-I(b)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-I (h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Amendment (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section.